Exhibit 99.1

PRESS RELEASE

1801 Russellville Road Bowling Green, Kentucky 42101 Holley.com

HOLLEY REPORTS THIRD QUARTER 2022 RESULTS

Underlying demand remains solid, direct-to-consumer sales up 11%

Supply chain pressures ease, supporting improvement in sales run-rate within the quarter

Company updates its full year 2022 outlook to reflect continued impact of supply chain and higher costs on profitability

BOWLING GREEN, KY – November 14, 2022 – Holley Inc. (NYSE: HLLY), the leading platform serving performance automotive enthusiasts, today announced financial results for its third quarter ended October 2, 2022.

Third Quarter Highlights vs. Prior Year Period

●	Net Sales decreased 3.1% to $154.8 million compared to $159.7 million in the prior year's third quarter
●	Gross Profit decreased 25.8% to $48.4 million compared to $65.2 million in the prior year's third quarter
●	Net Income of $31.6 million, or $0.27 per diluted share, compared to a Net Loss of $(30.2) million, or $(0.28) per diluted share, in the prior year's third quarter
●	Adjusted Net Loss[1] of $(4.1) million, compared to Adjusted Net Income[1] of $14.6 million reported in the prior year's third quarter
●	Adjusted EBITDA[1] of $16.4 million compared to $35.5 million in the prior year's third quarter

1See "Use and Reconciliation of Non-GAAP Financial Measures" below.

“While we are encouraged by the sequential improvement we saw late in the quarter, earnings fell short of expectations. Supply chain constraints peaked in July and then began to ease, allowing us to steadily produce and ship more product in August and September. Underlying demand remained solid, direct to consumer sales were up 11%, and enthusiast engagement accelerated at our Holley-owned events. Channel inventories continued their decline in July and August, before partially recovering on the back of stronger shipments to resellers in September,” said Tom Tomlinson, Holley’s President and Chief Executive Officer.

“As supply chain pressures eased throughout the quarter, we saw increased deliveries of key inputs. Our suppliers of automotive-grade microchips also began to resume shipments in the quarter which allowed us to ship more of our popular electronic products in September. These suppliers have also provided better visibility to future shipments. While challenges remain in the supply chain, we are focused on improving availability of parts and increasing shipments.”

Tomlinson continued, “Profitability was negatively impacted by lower production volumes that drove negative operating leverage and manufacturing inefficiencies, especially earlier in the quarter.  We also saw higher input costs from both inflationary pressures and from the scarcity of certain automotive-grade microchips.  Warranty costs were higher as resellers caught up on a backlog of warranty returns, and higher inbound freight and other overhead costs from earlier in the year are continuing to impact our results as they work their way through inventory.  Pricing actions taken mid-year partially offset these cost headwinds.”

Tomlinson concluded, “In this challenging environment, we’re pleased with the solid demand we’ve seen for our products at a time when consumers are stressed by inflationary pressures. We believe we are now positioned to convert more of this demand to sales, as supply chain conditions improve, and as we continue to execute operationally. While there is still more work to do on lowering our cost structure and reducing our inventory levels, we are aggressively pursuing numerous improvement opportunities and continue to make solid progress integrating acquired businesses to drive further synergies. We remain confident in the underlying profitability and cash flow generation potential of our business, and we firmly believe that Holley’s position as an industry leader with ample runway for long-term profitable growth is unchanged."

Third Quarter 2022 Financial Results
Net sales for the third quarter of 2022 decreased $4.9 million, or 3.1%, to $154.8 million as compared to $159.7 million for the third quarter of 2021. Non-comparable sales associated with acquisitions contributed $7.7 million, or 4.8%, of year-over-year growth. The remaining comparable sales decreased by $12.6 million, or 7.9%, compared to the prior year quarter, offsetting the impact from the acquisitions. The decline in comparable sales was primarily driven by supply chain constraints that prevented us from building and shipping to orders received from our customers. As a result, lower unit volume drove a decrease of approximately $24.0 million that was partially offset by improved price realization of approximately $11.4 million compared to the prior year period.

Cost of goods sold for the third quarter of 2022 increased $11.9 million, or 12.6%, to $106.4 million, as compared to $94.5 million, for the third quarter of 2021. The increase in cost of goods sold during the third quarter reflects compression in gross profit margin primarily due to manufacturing inefficiencies driven by supply chain constraints, higher warranty costs, which increased $4.5 million compared to the prior year period, and inflationary pressures on certain other costs.

Selling, general and administrative costs for the third quarter of 2022 increased $3.0 million, or 10.5%, to $31.9 million, as compared to $28.9 million for the third quarter of 2021. When expressed as a percentage of sales, selling, general and administrative costs increased to 20.6% of sales for the third quarter of 2022 as compared to 18.1% of sales in the third quarter of 2021. The increase in selling, general and administrative costs was driven by a $2.6 million increase in outbound shipping and handling costs related to inflationary pressures from domestic shipping companies and an increase of $1.0 million attributable to recent acquisitions. Partially offsetting these increases was a decrease of $1.6 million in administrative and sales personnel costs, reflecting the Company's implementation of recent cost saving initiatives.

Net income for the third quarter of 2022 was $31.6 million compared to a net loss of $(30.2) million in the third quarter of 2021. Net income for the third quarter of 2022 was favorably impacted by a $37.6 million non-cash decrease in liabilities for warrants and earn-out shares, while net loss for the third quarter of 2021 was negatively impacted by a $24.1 million non-cash increase in the liabilities for warrants and earn-out shares and $23.3 million of related party acquisition and management fee costs.

Adjusted for non-cash items, Adjusted Net Loss was $(4.1) million, compared to last year’s Adjusted Net Income of $14.6 million. Reconciliation to GAAP Net Income (Loss) is included in the “Use and Reconciliation of Non-GAAP Financial Measures” table below.

Adjusted EBITDA was $16.4 million in the third quarter of 2022 compared to $35.5 million in the third quarter last year. Reconciliation to GAAP Net Income (Loss) is included in the “Use and Reconciliation of Non-GAAP Financial Measures” table below.

Diluted EPS of $0.27 for the third quarter of 2022 compared to $(0.28) in 2021.

Holley ended the quarter with $16.6 million in cash on the balance sheet, and the $125 million revolving credit facility remains undrawn.

Full Year 2022 Outlook

Holley revised its outlook for 2022 to the following:

●	Net Sales in the range of $695-$710 million
●	Adjusted EBITDA of $118-$124 million
●	Capital Expenditures in the range of $14-$15 million
●	Depreciation and Amortization Expense of $24-$26 million
●	Interest Expense in the range of $33-$35 million

“While we are encouraged by the improvement we saw in September, challenges with the supply chain, manufacturing inefficiencies, freight costs, and elevated expenses continue into the fourth quarter,” said Stephen Trussell, Vice President of Finance and Interim Chief Financial Officer. “Consequently, we are reducing our revenue and Adjusted EBITDA guidance range for the year. Our balance sheet remains healthy, and we have maintained ample liquidity through our cash balance and undrawn revolver. We are focused on improving financial results and working capital management, towards the goal of healthy cash generation.”

Conference Call

A conference call and audio webcast has been scheduled for 4:30 p.m. Eastern Time today to discuss these results. Investors, analysts, and members of the media interested in listening to the live presentation are encouraged to join a webcast of the call available on the investor relations portion of the Company’s website at investor.holley.com. For those that cannot join the webcast, you can participate by dialing 877-407-4019 (Toll Free) or 201-689-8337 (Toll) using the access code of 13733382.

For those unable to participate, a telephone replay recording will be available until Monday, November 21, 2022. To access the replay, please call 877-660-6853 (Toll Free) or 201-612-7415 (Toll) and enter confirmation code 13733382. A web-based archive of the conference call will also be available at the Company’s website.

About Holley Inc.

Holley Inc. (NYSE: HLLY) is a leading designer, marketer, and manufacturer of high-performance products for car and truck enthusiasts. Holley offers the largest portfolio of iconic brands that deliver innovation and inspiration to a large and diverse community of millions of avid automotive enthusiasts who are passionate about the performance and personalization of their classic and modern cars. Holley has disrupted the performance category by putting the enthusiast consumer first, developing innovative new products, and building a robust M&A process that has added meaningful scale and diversity to its platform. For more information on Holley, visit https://www.holley.com.

Forward-Looking Statements

Certain statements in this press release may be considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or Holley’s future financial or operating performance. For example, projections of future revenue and adjusted EBITDA and other metrics are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “or” or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Holley and its management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: 1) the ability to recognize the anticipated benefits of the business combination with Empower LTD, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; 2) costs related to the business combination and Holley becoming a public company; 3) disruptions to Holley's operations, including as a result of cybersecurity incidents; 4) changes in applicable laws or regulations; 5) the outcome of any legal proceedings that may be instituted against Holley; 6) general economic and political conditions, including political tensions and war (such as the ongoing conflict in Ukraine); 7) the possibility that Holley may be adversely affected by other economic, business and/or competitive factors; 8) Holley’s estimates of its financial performance; 9) the impact of the novel coronavirus disease pandemic and its effect on business and financial conditions; 10) our ability to anticipate and manage through disruptions and higher costs in manufacturing, supply chain, logistical operations, and shortages of certain company products in distribution channels; and 11) other risks and uncertainties set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Annual Report on Form 10-K for the year ended December 31, 2021 filed with the U.S. Securities and Exchange Commission (“SEC”) on March 15, 2022, and that are otherwise described or updated from time to time in Holley’s filings with the SEC. Although Holley believes the expectations reflected in the forward-looking statements are reasonable, nothing in this press release should be regarded as a representation by any person that the forward-looking statements or projections set forth herein will be achieved or that any of the contemplated results of such forward looking statements or projections will be achieved. There may be additional risks that Holley presently does not know or that Holley currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Holley undertakes any duty to update these forward-looking statements, except as otherwise required by law.

Investor Relations:

Ross Collins / Stephen Poe

Alpha IR Group

312-445-2870

HLLY@alpha-ir.com

[Financial Tables to Follow]

HOLLEY INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

(Unaudited)

	For the thirteen weeks ended				For the thirty-nine weeks ended
	October 2,	September 26,	Variance	Variance	October 2,	September 26,	Variance	Variance
	2022	2021	($)	(%)	2022	2021	($)	(%)
Net Sales	$154,775	$159,673	$(4,898)	-3.1%	$534,250	$513,046	$21,204	4.1%
Cost of Goods Sold	106,383	94,475	11,908	12.6%	327,849	300,969	26,880	8.9%
Gross Profit	48,392	65,198	(16,806)	-25.8%	206,401	212,077	(5,676)	-2.7%
Selling, General, and Administrative	31,921	28,891	3,030	10.5%	102,532	79,093	23,439	29.6%
Research and Development Costs	6,039	7,133	(1,094)	-15.3%	22,396	20,167	2,229	11.1%
Amortization of Intangible Assets	3,662	3,553	109	3.1%	10,985	10,391	594	5.7%
Impairment of Indefinite-Lived Intangible Assets	2,395	—	2,395	nm	2,395	—	2,395	nm
Acquisition and Restructuring Costs	1,266	368	898	244.0%	3,247	21,877	(18,630)	-85.2%
Related Party Acquisition and Management Fee Costs	—	23,250	(23,250)	-100.0%	—	25,789	(25,789)	-100.0%
Other Operating (Income) Expense	47	89	(42)	-47.2%	594	3	591	nm
Operating Expense	45,330	63,284	(17,954)	-28.4%	142,149	157,320	(15,171)	-9.6%
Operating Income	3,062	1,914	1,148	60.0%	64,252	54,757	9,495	17.3%
Change in Fair Value of Warrant Liability	(30,171)	17,273	(47,444)	nm	(51,112)	17,273	(68,385)	nm
Change in Fair Value of Earn-Out Liability	(7,429)	6,866	(14,295)	nm	(9,282)	6,866	(16,148)	nm
Interest Expense	10,428	9,851	577	5.9%	26,780	31,096	(4,316)	-13.9%
Non-Operating (Income) Expense	(27,172)	35,415	(62,587)	-176.7%	(33,614)	56,660	(90,274)	nm
Income (Loss) Before Income Taxes	30,234	(33,501)	63,735	nm	97,866	(1,903)	99,769	nm
Income Tax Expense (Benefit)	(1,345)	(3,301)	1,956	-59.3%	8,866	7,255	1,611	22.2%
Net Income (Loss)	$31,579	$(30,200)	$61,779	nm	$89,000	$(9,158)	$98,158	nm
Comprehensive Income (Loss):
Foreign Currency Translation Adjustment	516	(31)	547	nm	1,258	(12)	1,270	nm
Total Comprehensive Income (Loss)	$32,095	$(30,231)	$62,326	nm	$90,258	$(9,170)	$99,428	nm
Common Share Data:
Basic Net Income (Loss) per Share	$0.27	$(0.28)	$0.55	nm	$0.76	$(0.11)	$0.87	nm
Diluted Net Income (Loss) per Share	$0.27	$(0.28)	$0.55	nm	$0.32	$(0.11)	$0.43	nm
Weighted Average Common Shares Outstanding - Basic	117,120	106,285	10,835	10.2%	116,637	80,736	35,901	44.5%
Weighted Average Common Shares Outstanding - Diluted	117,138	106,285	10,853	10.2%	117,274	80,736	36,538	45.3%
nm - not meaningful

HOLLEY INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands)

(Unaudited)

	As of	As of
	October 2,	December 31,
	2022	2021
Assets
Total Current Assets	$325,315	$291,717
Property, Plant and Equipment, Net	54,768	51,495
Goodwill	417,298	411,383
Other Intangibles, Net	428,404	438,461
Right-of-Use Assets	31,274	—
Total Assets	$1,257,059	$1,193,056

Liabilities and Stockholders' Equity
Total Current Liabilities	$96,396	$91,795
Long-Term Debt, Net of Current Portion	635,627	637,673
Deferred Taxes	65,826	70,045
Other Noncurrent Liabilities	40,925	89,056
Total Liabilities	838,774	888,569

Common Stock	12	12
Additional Paid-In Capital	353,245	329,705
Accumulated Other Comprehensive Gain (Loss)	1,002	(256)
Retained Earnings (Accumulated Deficit)	64,026	(24,974)
Total Stockholders' Equity	418,285	304,487
Total Liabilities and Stockholders' Equity	$1,257,059	$1,193,056

HOLLEY INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the thirteen weeks ended		For the thirty-nine weeks ended
	October 2,	September 26,	October 2,	September 26,
	2022	2021	2022	2021
Operating Activities
Net Income (Loss)	$31,579	$(30,200)	$89,000	$(9,158)
Adjustments to Reconcile to Net Cash	(23,955)	36,533	(22,620)	71,703
Changes in Operating Assets and Liabilities	(16,291)	(27,813)	(54,216)	(37,628)
Net Cash from Operating Activities	(8,667)	(21,480)	12,164	24,917

Investing Activities
Capital Expenditures, Net of Dispositions	(1,907)	(3,289)	(11,272)	(10,145)
Acquisitions	-	(7,775)	(14,077)	(61,786)
Net Cash from Investing Activities	(1,907)	(11,064)	(25,349)	(71,931)

Financing Activities
Net Change in Debt	(1,691)	(101,493)	(4,790)	(103,032)
Recapitalization	—	132,299	—	132,299
Payments from Stock-Based Award Activities	(1,050)	—	(1,050)	—
Proceeds from Issuance of Common Stock Due to Exercise of Warrants	—	—	383	—
Net Cash from Financing Activities	(2,741)	30,806	(5,457)	29,267

Effect of Foreign Currency Rate Fluctuations on Cash	(634)	—	(1,077)	—

Net Change in Cash and Cash Equivalents	(13,949)	(1,738)	(19,719)	(17,747)

Cash and Cash Equivalents
Beginning of Period	30,555	55,665	36,325	71,674
End of Period	$16,606	$53,927	$16,606	$53,927

Holley believes EBITDA, Adjusted EBITDA, Adjusted Net Income, and Organic Sales are useful to investors in evaluating the Company’s financial performance. In addition, Holley uses these measures internally to establish forecasts, budgets and operational goals to manage and monitor its business. Holley believes that these non-GAAP and other financial measures help to depict a more realistic representation of the performance of the underlying business, enabling the Company to evaluate and plan more effectively for the future.

HOLLEY INC.

USE AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands)

(Unaudited)

	For the thirteen weeks ended		For the thirty-nine weeks ended
	October 2,	September 26,	October 2,	September 26,
	2022	2021	2022	2021
Net Income (Loss)	$31,579	$(30,200)	$89,000	$(9,158)

Adjustments:
Interest Expense	10,428	9,851	26,780	31,096
Income Taxes	(1,345)	(3,301)	8,866	7,255
Depreciation	2,837	2,875	7,500	7,328
Amortization	3,662	3,553	10,985	10,391
EBITDA	47,161	(17,222)	143,131	46,912

Acquisition and Restructuring Costs	1,266	368	3,247	4,704
Earn-Out from Simpson Acquisition	—	—	—	17,173
Impairment of Indefinite-Lived Intangible Assets	2,395	—	2,395	—
Change in Fair Value of Warrant Liability	(30,171)	17,273	(51,112)	17,273
Change in Fair Value of Earn-Out Liability	(7,429)	6,866	(9,282)	6,866
Loss on Early Extinguishment of Debt	—	1,425	—	1,425
Equity-Based Compensation Expense	2,873	2,486	9,518	2,748
Related Party Acquisition and Management Fee Costs	—	23,250	—	25,789
Notable Items	213	938	1,097	10,513
Other (Income) Expense	47	89	594	3
Adjusted EBITDA	$16,355	$35,473	$99,588	$133,406

	For the thirteen weeks ended		For the thirty-nine weeks ended
	October 2,	September 26,	October 2,	September 26,
	2022	2021	2022	2021
Net Income (Loss)	$31,579	$(30,200)	$89,000	$(9,158)
Special items:
Adjust for Impairment of Indefinite-Lived Intangible Assets	1,892	—	1,892	—
Adjust for: Change in Fair Value of Warrant Liability	(30,171)	17,273	(51,112)	17,273
Adjust for: Change in Fair Value of Earn-Out Liability	(7,429)	6,866	(9,282)	6,866
Adjust for: Earn-Out from Simpson Acquisition	—	—	—	17,173
Adjust for: Loss on Early Extinguishment of Debt	—	1,126	—	1,126
Adjust for: Fees paid related to the Business Combination	—	19,561	—	19,561
Adjusted Net Income (Loss)	$(4,129)	$14,626	$30,498	$52,841

13 Weeks Ended
October 2, 2022
Net Sales	154,775
Less: Sales from Acquisitions within 365 Days of Purchase (Non-Comparable to Prior Year)	(7,723)
Organic Sales (Comparable to Prior Year Period Net Sales)	$147,052

	Full Year 2022
	2022 Forecast	2022 Forecast
	Low Range	High Range
Net Sales	$695,000	$710,000
Adjusted EBITDA	118,000	124,000
Depreciation and Amortization	24,000	26,000
Interest Expense	33,000	35,000
Capital Expenditures	14,000	15,000

Holley defines EBITDA as earnings before (a) interest expense, (b) income taxes and (c) depreciation and amortization. Holley defines Adjusted EBITDA as EBITDA plus (i) acquisition integration and restructuring costs, (ii) an adjustment in 2021 due to a change in the fair value of the Simpson acquisition contingent consideration payable, (iii) impairment of indefinite-lived intangible assets (iv) changes in the fair value of the warrant liability, (v) changes in the fair value of the earn-out liability, (vi) loss on the early extinguishment of debt (vii) compensation expense related to equity awards, (viii) related party acquisition and management fee costs, (ix) notable items that in 2022 consist primarily of non-cash adjustments related to the adoption of ASC 842, "Leases," and in 2021 consist primarily of the amortization of the fair market value increase in inventory due to acquisitions, and (x) other expenses, which includes losses from disposal of fixed assets and foreign currency transactions. We have included within the definition of Adjusted EBITDA impairment of indefinite-lived intangible assets, changes in the fair value of warrant liabilities, changes in the fair value of the earn-out liability, and losses from the early extinguishment of debt, as management believes such matters, when they occur, do not directly reflect the performance of the underlying business.

Holley calculates Adjusted Net Income by excluding the after-tax effect of items considered by management to be special items from the earnings reported under U.S. GAAP. Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present consolidated operating results. Holley believes that using this information, along with net income, provides for a more complete analysis of the results of operations.

Organic sales, or sales excluding the impact of acquisitions, excludes the impact from sales from acquisitions within 365 days of the consummation of such acquisition. Holley believes organic sales provides investors with useful supplemental information regarding Holley's underlying sales trends.

EBITDA, Adjusted EBITDA, Adjusted Net Income, and organic sales are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and may be different from non-GAAP and other financial measures used by other companies. These measures should not be considered as measures of financial performance under GAAP, and the items excluded from or included in these metrics are significant components in understanding and assessing Holley’s financial performance. These metrics should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP.

A forecast for full year 2022 Adjusted EBITDA is provided on a non-GAAP basis only because certain information necessary to calculate the most comparable GAAP measure is unavailable due to the uncertainty and inherent difficulty of predicting the occurrence and the future financial statement impact of certain items. Therefore, as a result of the uncertainty and variability of the nature and amount of future adjustments, which could be significant, Holley is unable to provide a reconciliation of these measures without unreasonable effort.